Exhibit 99.1

HEALTH & NUTRITION SYSTEMS FILES PLAN OF REORGANIZATION

Press Release

West Palm Beach, Fla, November 22, 2004 - Health & Nutrition Systems International Inc. (OTC Bulletin Board: HNNSQ - News) announced that, on November 19, 2004, the Company filed its plan of reorganization under Chapter 11 of the federal bankruptcy law, and that as part of the plan it had entered into an employment contract with its Chief Executive Officer, James A. Brown. The plan, including the employment agreement with Mr. Brown, is subject to approval by the bankruptcy court and certain classes of the Company’s creditors. HNS filed for reorganization on October 15, 2004.

The plan of reorganization, if approved, will include the sale of HNS’ operating assets to TeeZee Inc., or to another bidder that submits a higher and better bid. TeeZee Inc. is a Florida-based company owned by Christopher Tisi, who formerly served as CEO and a Director of HNS, and who currently is an employee. TeeZee Inc.’s offer is to pay HNS $350,000 in cash (subject to adjustment), and assume $1,935,000 of the debt of HNS. The plan filed by the Company details the methods by which the claims of the Company’s creditors will be satisfied.

As part of the Company’s plan of reorganization, HNS entered into an employment contract with Mr. Brown, which contract is subject to the confirmation of the plan. If the plan, including the contract, is confirmed and approved by the relevant creditors and the Court, Mr. Brown will serve as CEO of HNS for a period of one year and receive annual compensation of $86,200. He will also receive 300,000 shares of the common stock of HNS upon consummation of the plan. The Company will have the right to repurchase those shares if Mr. Brown leaves the Company prior to the expiration of the agreement, or is terminated for cause.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreens, Eckerd and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the risk that the Company’s plan will not be confirmed or the contemplated sale will not take place, and the availability and deployment of capital or suitable merger candidates. The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.

For more information, contact:

At the Company:

Mona Lalla, Director of Operations

Telephone: (561) 863.8446

Email: lallam@hnsglobal.com

Source: Health & Nutrition Systems International Inc.